Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

For Immediate Release

NEW YORK, NY, May 7, 2026 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the first quarter ended March 31, 2026 and filed its Form 10-Q with the U.S. Securities and Exchange Commission (the "SEC").

CION also announced that, on May 4, 2026 its co-chief executive officers declared base distributions of $0.10 per share for each of July, August and September 2026, which will be payable to shareholders on July 31, August 28, and September 25, 2026, respectively, to shareholders of record as of July 17, August 14, and September 11, 2026, respectively.

FIRST QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended March 31, 2026 were $0.25 per share and $(0.45) per share, respectively;

•	Net asset value per share was $13.11 as of March 31, 2026 compared to $13.76 as of December 31, 2025, a decrease of $0.65 per share, or 4.7%. The decrease was primarily due to mark-to-market price adjustments to certain investments in the Company’s portfolio during the quarter ended March 31, 2026;

•	As of March 31, 2026, the Company had $1.17 billion of total principal amount of debt outstanding, of which 25% was comprised of senior secured bank debt and 75% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.62x as of March 31, 2026 compared to 1.44x as of December 31, 2025;

•	As of March 31, 2026, the Company had total investments at fair value of $1.70 billion in 89 portfolio companies across 23 industries. The investment portfolio was comprised of 80.8% senior secured first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $54 million, funded previously unfunded commitments of $12 million, and had sales and repayments totaling $38 million, resulting in a net increase to the Company's funded portfolio of $28 million;

•	As of March 31, 2026, investments on non-accrual status amounted to 1.53% and 5.35% of the total investment portfolio at fair value and amortized cost, respectively, from 1.78% and 4.32%, respectively, as of December 31, 2025;

•	During the quarter, the Company repurchased 1,116,053 shares of its common stock under its 10b5-1 trading plan at an average price of $8.71 per share for a total repurchase amount of $9.7 million. Through March 31, 2026, the Company repurchased a total of 6,656,627 shares of its common stock under its 10b5-1 trading plan at an average price of $9.80 per share for a total repurchase amount of $65.2 million;

•	On February 9, 2026, the Company completed a public baby bond offering in the U.S. pursuant to which the Company issued $135 million in aggregate principal amount of its 7.50% fixed rate senior unsecured notes due 2031, which listed and commenced trading on the NYSE under the ticker symbol “CICC” on February 12, 2026; and

•	On March 30, 2026, the Company repaid $100 million in aggregate principal amount of borrowings under its JPM Credit Facility.

DISTRIBUTIONS

•	For the quarter ended March 31, 2026, the Company paid monthly base distributions totaling $15.2 million, or $0.30 per share; and

•	On March 9, 2026, the Company’s co-chief executive officers declared base distributions of $0.10 per share for each of April, May, and June 2026, which were paid or will be payable to shareholders on April 24, May 29, and June 26, 2026, respectively, to shareholders of record as of April 10, May 15, and June 12, 2026, respectively.

Mark Gatto, co-Chief Executive Officer of CION, commented:

“We believe that our core first lien portfolio, which represents approximately 81% of our investments, continues to perform well — weighted average interest coverage and weighted average leverage remained relatively steady from the prior quarter. We also believe that our intentionally low software exposure of 1.8% reflects the defensive construction of our book. While first quarter NAV was impacted by unrealized mark-to-market adjustments, we remain confident in the durability of our first lien focused strategy continuing into 2026.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	March 31, 2026		December 31, 2025
Investment portfolio, at fair value[1]	$1,702,420		$1,696,980
Total debt outstanding[2]	$1,174,844		$1,139,844
Net assets	$659,636		$707,628
Net asset value per share	$13.11		$13.76
Debt-to-equity	1.78	x	1.61	x
Net debt-to-equity	1.62	x	1.44	x

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2026	December 31, 2025
Total investment income	$49,537	$53,792
Total operating expenses and income tax expense	$36,673	$35,493
Net investment income after taxes	$12,864	$18,299
Net realized gains	$237	$118
Net unrealized losses	$(36,132)	$(59,537)
Net decrease in net assets resulting from operations	$(23,031)	$(41,120)

Net investment income per share	$0.25	$0.35
Net realized and unrealized losses per share	$(0.70)	$(1.15)
Earnings per share	$(0.45)	$(0.80)

Weighted average shares outstanding	50,803,697	51,616,723
Distributions declared per share	$0.30	$0.36

Total investment income for the three months ended March 31, 2026 and December 31, 2025 was $49.5 million and $53.8 million, respectively. The decrease in total investment income was primarily driven by lower transaction fees recorded during the first quarter due to lower repayment and investment activity and lower dividend income earned on the Company's investments during the quarter ended March 31, 2026 compared to the quarter ended December 31, 2025.

Operating expenses for the three months ended March 31, 2026 and December 31, 2025 were $36.7 million and $35.5 million, respectively. The increase in operating expenses was primarily attributable to higher interest expense, which resulted from both an increase in the Company's average debt outstanding and a higher weighted average cost of debt capital during the quarter. These changes were primarily driven by the refinancing of lower-yielding fixed rate notes and the repayment of a portion of lower-yielding senior secured debt using proceeds from newly issued, higher-yielding fixed rate notes. The increase in operating expenses was partially offset by lower advisory fees earned by our advisor during the quarter due to lower investment income earned on our investments.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended March 31, 2026 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	$	%	$	%
Senior secured first lien debt	$63,953	93%	$(34,436)	92%
Equity	4,787	7%	(3,000)	8%
Total	$68,740	100%	$(37,436)	100%

During the three months ended March 31, 2026, new investment commitments were made across 2 new and 9 existing portfolio companies. During the same period, the Company received full repayment of investments in 2 portfolio companies. As a result, the number of portfolio companies remained at 89 as of March 31, 2026.

PORTFOLIO SUMMARY1

As of March 31, 2026, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	$	%
Senior secured first lien debt	$1,375,487	80.8%
Senior secured second lien debt	—	—
Collateralized securities and structured products - equity	5,033	0.3%
Unsecured debt	6,786	0.4%
Equity	315,114	18.5%
Total	$1,702,420	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2026		December 31, 2025
Number of portfolio companies	89		89
Percentage of performing loans bearing a floating rate[3]	88.6%		88.7%
Percentage of performing loans bearing a fixed rate[3]	11.4%		11.3%
Yield on debt and other income producing investments at amortized cost[4]	10.43%		10.72%
Yield on performing loans at amortized cost[4]	11.24%		11.29%
Yield on total investments at amortized cost	8.92%		9.15%
Weighted average leverage (net debt/EBITDA)[5]	4.62	x	4.70	x
Weighted average interest coverage[5]	2.08	x	2.26	x
Median EBITDA[6]	$34.6 million		$35.9 million

As of March 31, 2026, investments on non-accrual status represented 1.53% and 5.35% of the total investment portfolio at fair value and amortized cost, respectively. As of December 31, 2025, investments on non-accrual status represented 1.78% and 4.32% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2026, the Company had $1.17 billion of total principal amount of debt outstanding, comprised of $300 million of outstanding borrowings under its senior secured credit facilities and $875 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.5% for the quarter ended March 31, 2026. As of March 31, 2026, the Company had $106 million in cash and short-term investments and $100 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, May 7, 2026 at 11:00 am Eastern Time to discuss its financial results for the first quarter ended March 31, 2026. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation First Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $16.7 million and $14.3 million as of March 31, 2026 and December 31, 2025, respectively.

3)	The fixed versus floating rate composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Investments, at fair value:
Non-controlled,non-affiliated investments (amortized cost of $1,247,546 and $1,238,358, respectively)	$1,147,711	$1,158,985
Non-controlled,affiliated investments (amortized cost of $369,689 and $360,895, respectively)	372,821	364,335
Controlled investments (amortized cost of $347,478 and $342,843, respectively)	278,942	289,670
Total investments, at fair value(amortized cost of $1,964,713 and $1,942,096 respectively)	1,799,474	1,812,990
Cash	9,248	8,159
Interest receivable on investments	33,062	27,979
Receivable due on investments sold and repaid	227	3,699
Prepaid expenses and other assets	1,950	1,973
Total assets	$1,843,961	$1,854,800

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $16,661 and $14,263, respectively)	$1,158,183	$1,125,580
Payable for investments purchased	6,636	2,529
Accounts payable and accrued expenses	813	785
Interest payable	8,489	5,764
Accrued management fees	6,104	6,423
Accrued subordinated incentive fee on income	2,728	3,882
Accrued administrative services expense	1,372	2,182
Share repurchases payable	—	27
Total liabilities	1,184,325	1,147,172

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 50,301,813 and 51,420,629 shares issued, and 50,301,813 and 51,417,866 shares outstanding, respectively	50	51
Capital in excess of par value	994,778	1,004,496
Accumulated distributable losses	(335,192)	(296,919)
Total shareholders' equity	659,636	707,628
Total liabilities and shareholders' equity	$1,843,961	$1,854,800
Net asset value per share of common stock at end of period	$13.11	$13.76

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2026	December 31, 2025
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$23,686	$26,919
Paid-in-kind interest income	5,488	4,525
Fee income	2,874	4,159
Dividend income	453	407
Non-controlled, affiliated investments
Interest income	2,060	3,225
Paid-in-kind interest income	4,986	3,018
Fee income	—	275
Dividend income	3,345	4,645
Controlled investments
Interest income	6,378	2,920
Paid-in-kind interest income	267	3,385
Fee income	—	314
Total investment income	49,537	53,792
Operating expenses
Management fees	6,105	6,422
Administrative services expense	1,376	1,480
Subordinated incentive fee on income	2,728	3,882
General and administrative	1,962	1,456
Interest expense	24,413	22,253
Total operating expenses	36,584	35,493
Net investment income before taxes	12,953	18,299
Income tax expense, including excise tax	89	—
Net investment income after taxes	12,864	18,299
Realized and unrealized gains (losses)
Net realized gains on:
Non-controlled, non-affiliated investments	78	118
Non-controlled, affiliated investments	159	—
Net realized gains	237	118
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(25,511)	(13,489)
Non-controlled, affiliated investments	4,740	(17,202)
Controlled investments	(15,361)	(28,846)
Net change in unrealized depreciation	(36,132)	(59,537)
Net realized and unrealized losses	(35,895)	(59,419)
Net decrease in net assets resulting from operations	$(23,031)	$(41,120)
Per share information—basic and diluted
Net decrease in net assets per share resulting from operations	$(0.45)	$(0.80)
Net investment income per share	$0.25	$0.35
Weighted average shares of common stock outstanding	50,803,697	51,616,723

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in total assets as of March 31, 2026. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on May 7, 2026, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media and Investor Relations

general@cioninvestments.com